Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-11271, 333-11273, 333-35809, 333-73876, 333-91086, 333-101565, 333-116631 and 333-159443 and Form S-3 Nos. 333-51419, 333-43555, 333-27745, 333-113476, 333-156384, and 333-178638) of Whole Foods Market, Inc. of our reports dated November 21, 2012, with respect to the consolidated financial statements of Whole Foods Market, Inc. and the effectiveness of internal control over financial reporting of Whole Foods Market, Inc., included in this Annual Report (Form 10-K) for the fiscal year ended September 30, 2012.
/s/ Ernst & Young LLP

Austin, Texas
November 21, 2012